AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 2019.

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BROOKFIELD PROPERTY REIT INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-2963337 (I.R.S. Employer Identification No.)

250 Vesey St., 15th Floor
New York, NY 10281

(Address of principal executive offices)

BROOKFIELD PROPERTY GROUP RESTRICTED BPR CLASS A STOCK PLAN
(Full title of the plan)

Michelle Campbell

Secretary
Brookfield Property REIT Inc.
Brookfield Place
250 Vesey St., 15th Floor

New York, NY 10281
(212) 417-7000
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Stock, par value $0.01 per share	2,500,000 shares	(3)	$20.00	$50,000,000	$6,060

(1) Plus such indeterminate number of shares of Class A Stock of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed based on the average of the high and low prices per share of Class A Stock of the Registrant reported on the Nasdaq Global Select Market on February 14, 2019.

(3) Represents shares of Class A Stock of the Registrant issuable under the Brookfield Property Group Restricted BPR Class A Stock Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information and Employee Plan Annual Information.*

*                 The documents containing the information specified in Part I of Form S-8 are not required to be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by Brookfield Property REIT Inc. (the “Registrant”) as required by Part I of Form S-8 and by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents which have been and will in the future be filed by Brookfield Property REIT Inc. (the “Company”) with the Commission are incorporated in the Registration Statement by reference:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Annual Report”);

(b) all other reports filed by the Company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2017; and

(c) the description of the Company’s Class A Stock contained in the Registration Statement on Form S-4 initially filed by the Company with the Commission on May 2, 2018, as amended, as incorporated by reference in the Registration Statement on Form 8-A filed by us with the Commission on August 27, 2018.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01, and any exhibits thereto, of any Form 8-K, unless expressly stated otherwise therein), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

The following summary, to the extent it relates to the Company’s Third Amended and Restated Certification of Incorporation, as amended (the “Certificate”), and the Amended and Restated Bylaws (the “Bylaws”), is qualified in its entirety by reference to the complete text of the Certificate and the Bylaws. The Company is a Delaware corporation.

Article VII of the Certificate provides for the Company’s indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it exists now or may be amended (the “DGCL”). Section 145 of the DGCL authorizes a corporation to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such person has no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such director of officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by Section 102(b)(7) of the DGCL, the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability.

Pursuant to the Bylaws, to the fullest extent permitted by law, the Company will indemnify any present or former director or officer of the Company (or a person serving as a director, officer, trustee, employee or agent of another corporation), who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action while acting in such capacity, for all liability and loss suffered (including, without limitation, any judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred. The right to indemnification includes the right to be paid by the Company the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, such that the advances are paid by the Company within 60 days after the receipt by the Company of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the amended Bylaws).

In addition, under the master services agreement between the Company and BPR OP, LP, among others, as service recipients, and Brookfield Asset Management Inc. and certain of its affiliates, as service providers, the service providers will not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and will not be responsible for any action that the service recipients take in following or declining to follow the advice or recommendations of the service providers. In addition, under the master services agreement, the service providers and the related indemnified parties will not be liable to the service recipients for any act or omission, except for conduct that involved bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, conduct that the indemnified person knew was unlawful. The maximum amount of the aggregate liability of the service providers or any of their affiliates, or of any director, officer, agent, subcontractor, contractor, delegate, member, partner, shareholder, employee or other representative of the service providers or any of their affiliates, will be equal to the amounts previously paid by the service recipients in respect of services pursuant to the master services agreement in the two most recent calendar years. The service recipients will agree to indemnify the service providers, their affiliates, directors, officers, agents, subcontractors, delegates, members, partners, shareholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with the Company’s respective businesses, investments and activities or in respect of or arising from the master services agreement or the services provided by the service providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, gross negligence or in the case of a criminal matter, action that the indemnified person knew to have been unlawful.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit	Description of Exhibit
4.1	Third Amended and Restated Certificate of Incorporation of GGP Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on the Form 8-A12B, filed on August 27, 2018)

4.2

Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of Brookfield Property REIT Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed on August 28, 2018)

4.3	Fifth Amended and Restated Bylaws of Brookfield Property REIT Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on the Form 8-A12B, filed on August 27, 2018)

23.1*	Consent of Deloitte & Touche LLP relating to audited consolidated financial statements of GGP Inc. (now known as Brookfield Property REIT Inc.).

24.1*	Powers of Attorney (included on signature page)

99.1*	Brookfield Property Group Restricted BPR Class A Stock Plan

*                                         Exhibit filed herewith.

Item 9.     Undertakings.

The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Commission promulgated under the Securities Act:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on the 20th day of February, 2019.

BROOKFIELD PROPERTY REIT INC.

By:	/s/ Michelle Campbell
Michelle Campbell
Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Bryan K. Davis and Brian W. Kingston, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 20, 2019.

Signature	Title

/s/ Brian W. Kingston	Chief Executive Officer of Brookfield Property Group
Brian W. Kingston	LLC, a manager of the Registrant
(Principal Executive Officer)*

/s/ Bryan K. Davis	Chief Financial Officer of Brookfield Property Group
Bryan K. Davis	LLC, a manager of the Registrant
(Principal Financial and Accounting Officer)**

/s/ Richard B. Clark	Chairman of the Board, Director
Richard B. Clark

/s/ Caroline Atkinson	Director
Caroline Atkinson

/s/ Jeffrey Blinder	Director
Jeffrey Blidner

/s/ Soon Young Chang	Director
Soon Young Chang

Director
Omar Carneiro da Cunha

/s/ Scott Cutler	Director
Scott Cutler

/s/ Stephen DeNardo	Director
Stephen DeNardo

/s/ Louis Joseph Maroun	Director
Louis Joseph Maroun

/s/ Lars Rodert	Director
Lars Rodert

*                                         Mr. Kingston performs the functions of chief executive officer for Brookfield Property REIT Inc. (the “Company”) pursuant to a Master Services Agreement, dated August 27, 2018, among Brookfield Asset Management Inc., the Company and certain other parties thereto.

**                                  Mr. Davis performs the functions of chief financial officer for the Company pursuant to a Master Services Agreement, dated August 27, 2018, among Brookfield Asset Management Inc., the Company and certain other parties thereto.